Exhibit 99.1

1600 West Merit Parkway • South Jordan, UT  84095

Telephone:  801-253-1600 • Fax:  801-253-1688

PRESS RELEASE

FOR IMMEDIATE RELEASE

Date:	February 14, 2008
Contact:	Anne-Marie Wright, Vice President, Corporate Communications
Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

MERIT MEDICAL REPORTS RECORD 4Q REVENUES

AND NET INCOME UP 55%

                SOUTH JORDAN, UTAH— Merit Medical Systems, Inc. (NASDAQ: MMSI), a manufacturer and marketer of proprietary disposable devices used primarily in cardiology and radiology procedures, today announced financial results for the fourth quarter and fiscal year ended December 31, 2007.

                For the fourth quarter of 2007, the Company reported record revenue of $54.3 million, a 7% increase over revenue of $50.8 million for the fourth quarter of 2006.  Net income for the fourth quarter of 2007 was $4.7 million, or $0.17 per share, up 55% compared to net income of $3.1 million, or $0.11 per share, reported for the fourth quarter of 2006.

                For the year ended December 31, 2007, the Company reported record revenue of $207.8 million, a 9% increase over revenue of $190.7 million reported for the year ended December 31, 2006.  In addition, the Company reported net income of $15.6 million, or $0.55 per share, for calendar year 2007, an increase of 27% compared to net income of $12.3 million, or $0.44 per share, for calendar year 2006.

                For the fourth quarter of 2007, compared to the fourth quarter of 2006, catheter sales rose 15%; stand-alone device sales increased 12%; inflation device sales rose 6%; and custom kit and tray sales were essentially unchanged.

                Sales in each of the Company’s product categories grew for the year ended December 31, 2007, compared to the year ended December 31, 2006, as catheter sales rose 18%; stand-alone device sales increased 12%; custom kit and tray sales rose 7%; and inflation device sales rose 5%.

“We executed our plan for margin expansion and profitability while adding new technology and product opportunities,” said Fred P. Lampropoulos, Merit’s Chairman and Chief Executive Officer.  “Our goals were accomplished in challenging market conditions.  We believe our new product releases and continued attention to our profit and margin plan will contribute to efforts to reach our goals of improving gross margins 150 basis points and improving profits by at least 20% year over year.”

                Gross margins increased 250 basis points in the fourth quarter of 2007 to 39.8% of sales, up from 37.3% of sales in the fourth quarter of 2006.  This was the third consecutive quarter of improvement in gross margins and was primarily due to higher productivity from our workforce, which allowed for a 13% reduction in manufacturing and engineering headcount, increased automation and other cost savings projects, and moving some production to Mexico.  Gross margins were up slightly from 38.3% of sales for calendar year 2006 to 38.4% of sales for calendar year 2007.

                Selling, general and administrative expenses were 23.1% and 23.2% of sales for the fourth quarter and calendar year 2007, respectively, compared with 23.4% and 23.9% of sales for the comparable periods of 2006, respectively.

                Research and development costs were 3.9% and 4.2% of sales, for the fourth quarter and year ended December 31, 2007, respectively, compared to 4.6% and 4.5% of sales for the comparable periods of 2006, respectively.

                Merit’s effective tax rates for the fourth quarter and calendar year 2007 were 33.5% and 33.4%, respectively, compared to 35.5% and 35.9% for the same periods of 2006, respectively.

                The Company earned a record $30.7 million in cash from operations for the year ended December 31, 2007, up from $19.1 million for the year ended December 31, 2006.  The Company’s cash position increased to $17.6 million on December 31, 2007, compared to $9.8 million on December 31, 2006.  This cash position was net of $5.4 million spent for stock repurchases and $4.7 million spent on acquisitions.

INCOME STATEMENT

(Unaudited, in thousands except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006

SALES	$54,343	$50,816	$207,768	$190,674

COST OF SALES	32,729	31,853	127,977	117,596

GROSS PROFIT	21,614	18,963	79,791	73,078

OPERATING EXPENSES
Selling, general and administrative	12,553	11,909	48,133	45,486
Research and development	2,127	2,361	8,688	8,582
Total	14,680	14,270	56,821	54,068

INCOME FROM OPERATIONS	6,934	4,693	22,970	19,010

OTHER INCOME (EXPENSE)
Interest income	145	70	393	250
Other (expense)	34	(29)	36	(76)
Total other income - net	179	41	429	174

INCOME BEFORE INCOME TAX EXPENSE	7,113	4,734	23,399	19,184

INCOME TAX EXPENSE	2,385	1,681	7,811	6,883

NET INCOME	$4,728	$3,053	$15,588	$12,301

EARNINGS PER SHARE-
Basic	$0.17	$0.11	$0.57	$0.45

Diluted	$0.17	$0.11	$0.55	$0.44

AVERAGE COMMON SHARES-
Basic	27,340,755	27,509,033	27,424,686	27,333,146

Diluted	28,037,986	28,630,264	28,204,235	28,244,948

BALANCE SHEET

(Unaudited in thousands)

	December 31, 2007	December 31, 2006
ASSETS
Current Assets
Cash and cash equivalents	$17,574	$9,838
Trade receivables, net	26,619	25,745
Employee receivables	144	194
Other receivables	1,140	192
Inventories	34,106	38,562
Prepaid expenses and other assets	1,297	1,031
Deferred income tax assets	3	2
Income tax refunds receivable	297	82
Total Current Assets	81,180	75,646

Property and equipment, net	99,696	92,383
Other intangibles, net	6,163	4,350
Goodwill	9,527	7,541
Other assets	2,964	2,656
Deferred income tax assets	4	2
Deposits	78	90
Total Assets	$199,612	$182,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Trade payables	10,275	10,598
Accrued expenses	9,492	8,464
Advances from employees	267	245
Deferred income tax liabilities	35	190
Income taxes payable	737	1,177
Total Current Liabilities	20,806	20,674

Deferred income tax liabilities	5,239	5,469
Liabilities related to unrecognized tax positions	3,611
Deferred compensation payable	3,063	2,869
Deferred credits	2,105	2,239
Other long-term obligations	420	205
Total Liabilities	35,244	31,456

Stockholders’ Equity
Common stock	52,477	54,394
Retained earnings	111,947	96,969
Accumulated other comprehensive loss	(56)	(151)
Total stockholders’ equity	164,368	151,212

Total Liabilities and Stockholders’ Equity	$199,612	$182,668

CONFERENCE CALL

                Merit Medical invites all interested parties to participate in its fourth quarter and year-end conference call today, February 14, 2008, at 5:00 p.m. Eastern (4:00 p.m. Central, 3:00 p.m. Mountain, and 2:00 p.m. Pacific).  The domestic phone number is 800-866-5043, and the international number is 303-262-2137.  A live webcast as well as a rebroadcast can be accessed through the Investors page at www.merit.com or through the webcasts tab at www.fulldisclosure.com.

ABOUT MERIT

Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology and radiology.  Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 90 individuals.  Merit employs approximately 1,520 people worldwide, with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; and Galway, Ireland.

Statements contained in this release, which are not purely historical, are forward-looking statements within the meaning of the Private Securities Litigation Act of 1995 and are subject to risks and uncertainties such as those described in Merit’s Annual Report on Form 10-K for the year ended December 31, 2006.  Such risks and uncertainties include product recalls and product liability claims; infringement of Merit’s technology or the assertion that Merit’s technology infringes the rights of other parties; termination of relationship with suppliers, or failure of suppliers to perform; inability to successfully manage growth through acquisitions; delays in obtaining regulatory approvals, or the failure to maintain such approvals; concentration of Merit’s revenues among a few products and procedures; development of new products and technology that could render Merit’s products obsolete, market acceptance of new products, introduction of products in a timely fashion, price and product competition, availability of labor and materials, cost increases, and fluctuations in and obsolescence of inventory; volatility of the market price of Merit’s common stock; foreign currency fluctuations; key personnel; work stoppage or transportation risks; modification or limitation of governmental or private insurance reimbursement, changes in health care markets related to health care reform initiatives; and other factors referred to in Merit’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.  All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.  Actual results may differ materially from anticipated results.  Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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